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                                                                    EXHIBIT 10.A


                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                          1984 BONUS COMPENSATION PLAN


                                    SECTION I

                                     PURPOSE


1.01 Purpose. The purpose of the 1984 Bonus Compensation Plan (the "Plan") is to further the success of the Company by providing special financial rewards in addition to regular salaries to those officers, directors, and employees of the Company and its subsidiaries most responsible for the continued success of the Company.


                                   SECTION II

                                   DEFINITIONS

2.01 Unless otherwise required by the context, the terms used in the Plan shall have the meanings set forth in this Section II.

2.02 Annual Salary. "Annual Salary" means an officer's, director's, or employee's total wages (including paid absences) during the Performance Year, exclusive of any bonus or other fringe benefits that such person may receive.

2.03 Board of Directors. "Board of Directors" means the Board of Directors of the Company.

2.04 Bonus Compensation Rate. "Bonus Compensation Rate" means the Bonus Compensation Rate negotiated with the Federal Government as an element of the Company's Fringe Rate.

2.05 Committee. "Committee" means the Bonus Compensation Committee of the Board of Directors of the Company as referred to in Section IX of the Plan.

2.06 Common Stock. "Common Stock" means the common stock, $.05 par value, of the Company, or in the event the common stock of the Company shall consist of more than one class, then it shall mean the class of such common stock as shall be designated by the Board of Directors.


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2.07      Company. "Company" shall mean Science Applications International
          Corporation and any Subsidiary of Science Applications International Corporation which shall be designated from time to time by the Board of Directors or the Committee as being eligible to participate in the Plan.

2.08 Eligible Compensation. "Eligible Compensation" means the total annual salaries of all officers, directors and employees of the Company and its subsidiaries.

2.09      Fiscal Year. "Fiscal Year" shall mean the fiscal year of the Company.

2.10 Fringe Rate. "Fringe Rate" means the rate which the Company shall be entitled to charge for employee fringe benefits under contracts with the Federal Government as such rate shall be negotiated from time to time.

2.11 Group. "Group" means the major operating groups of the Company as such shall be designated by the Company's management from time to time.

2.12 Group Bonus Fund. "Group Bonus Fund" means the aggregate amount which may be allocated to any particular Group for the payment of bonuses under the Plan with regard to any Performance Year.

2.13 Group Labor Dollars. "Group Labor Dollars" means aggregate base salaries paid by any Group, whether direct or indirect, exclusive of amounts attributable to fringe benefits but before reduction of any amount on account of (i) any withholding, such as income taxes or social security taxes, (ii) health and welfare payments, or (iii) any moving and relocation reimbursements.

2.14 Group Planned Financial Performance. "Group Planned Financial Performance" means the planned performance for any Group with regard to any Performance Year as set forth in the approved annual plan for that Group.

2.15 Group Planned Profit Rate. "Group Planned Profit Rate" is a rate determined by dividing the Group Profit set forth in the Group Planned Financial Performance by the Group Revenue set forth in the Group Planned Financial Performance.

2.16 Group Profit. "Group Profit" means the profit before tax attributable to any Group which shall be determined in accordance with the Company's accounting practices and shall be Net Fees attributable to that Group less Unallowables, interest charges attributable to that Group and net unfavorable Rate Variances. In the case of net favorable Rate Variances, the amount of such variances shall be added to Net Fees for the Group. Rates for which the Rate Variances shall be computed shall include the Group's overhead expenses, bid and proposal expenses, general and administrative expenses attributable to the Group and sick leave. Rate Variances shall be calculated


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          from the rates approved in the Group's annual plan. Other income or expenses attributable to the Group shall be added or deducted as appropriate.

2.17 Group Revenues. "Group Revenues" means revenues attributable to each Group as determined in accordance with the Company's accounting practices.

2.18 Net Fees. "Net Fees" means negotiated contract fees adjusted for contract overruns and underruns.

2.19 Operating Committee. "Operating Committee" shall mean the Operating Committee of the Board of Directors.

2.20 Participant. A "Participant" shall mean each such person who is selected to receive a bonus under the Plan. Every officer, director or employee of the Company or its subsidiaries shall be eligible to receive a bonus under the Plan.

2.21 Performance Year. "Performance Year" means the Fiscal Year during which the performance of the Company or a Group is used to determine the amounts of awards which may be available under the Plan.

2.22 President. "President" means the person serving in the office of the president of the Company if the Board of Directors has not designated another officer to be the chief executive officer of the Company. If, however, the Board of Directors shall have designated another officer of the Company to be the chief executive officer of the Company, then the person designated as such chief executive officer shall be deemed to be the President for the purposes of the Plan.

2.23 President's Bonus Fund. "President's Bonus Fund" means that portion of the Company Bonus Fund which may be awarded as bonuses under the Plan by the President in regard to any Performance Year as provided in
          Section V of the Plan.

2.24 Profit. "Profit" means the net income of the Company for any Performance Year as certified by the Company's independent public accountants before provision for federal taxes and incentive compensation awards under the Plan.

2.25 Rate Variances. "Rate Variances" means variances from the rates established for overhead expenses, bid and proposal expenses, general and administrative expenses and sick leave expenses as set forth in the approved annual plan for the Group for the Performance Year.

2.26 Spot Bonus. "Spot Bonus" means special bonuses payable to individuals pursuant to Section VII of the Plan and which are intended to reward such individuals for extraordinary efforts or special achievements on a timely basis.


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2.27      Unallowables. "Unallowables" means costs incurred by the Company which are not deemed to be reimbursable costs pursuant to the Company's Contracts with the Federal Government.


                                   SECTION III

                               COMPANY BONUS FUND

3.01 Company Bonus Fund. The Company Bonus Fund for each Performance Year shall be an amount not in excess of 7% of Eligible Compensation for such Performance Year and shall be the aggregate of the Group Bonus Funds, the President's Bonus Fund and any additional funds allocated from Profit as the Operating Committee shall determine. The Board of Directors shall have the authority to change the percentage of Eligible Compensation which shall be used to determine the maximum amount of the Company Bonus Fund from time to time.

3.02 Composition of Company Bonus Fund. The Company Bonus Fund shall be comprised of the aggregate of the Group Bonus Funds and the President's Bonus Fund. The Group Bonus Funds shall constitute 70% of the Company Bonus Fund and the President's Bonus Fund shall constitute 30% of the Company Bonus Fund. Notwithstanding the foregoing, the President's Bonus Fund may be increased by any additional funds allocated from Profit as the Operating Committee shall determine.

4.01 General Policy. The determination of the amount and distribution of the Group Bonus Fund is intended to reflect and reward the performance of each of the Company's various Groups as well as the overall performance of the Company. As an aide in accomplishing this aim, a Group Bonus Formula shall be used to determine the amount of each Group's Group Bonus Fund for each Performance Year. The amount of the Group Bonus Fund as calculated pursuant to the Group Bonus Formula is intended merely to provide a guide in determining the amount of the Group Bonus Fund actually established for each Group for each Performance Year. The Committee shall have the authority to establish for each Group the actual amount of that Group's Group Bonus Fund which amount may be equal to, in excess of or less than the amount of the Group Bonus Fund which would be determined under the Group Bonus Formula. In exercising this discretion, the Committee shall consider, among other things, the Company's overall financial performance, and other special situations in the Performance Year.


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4.02      Group Bonus Formula. The Group Bonus Formula is intended to reflect the following criteria: (i) a minimum Group Bonus Fund for each Group so that individual performance within the Group may be rewarded notwithstanding the Group's overall performance; (ii) a maximum amount of Group Bonus Fund for each Group so as to avoid an inordinate drain on the Company's profit; (iii) a provision for awarding bonuses to a Group for Group Profit exceeding 3% of Group Revenue while providing greater incentive for Group Profit exceeding 6% of Group Revenue; (iv) a procedure for an automatic adjustment to reflect the Bonus Compensation Rate negotiated as an element of the Company's Fringe Rate Agreement with the Federal Government; and (v) a procedure for relating each Group's Group Bonus Fund to such Group's Group Planned Financial Performance. Accordingly, the Group Bonus Formula is expressed as follows:

          B = .0238L + .3 {R(P/R - .06)} when P >= .06R and B <= .061L

          B = .01L {1 + 46(P/R - .03)} when .03R >= P < .06R

          B = .01L when P < .03R

          where: B represents the Group Bonus Fund, L represents Group Labor Dollars, P represents Group Profits, and R represents Group Revenues. The minimum Group Bonus Fund is represented by 1% of Group Labor Dollars and the maximum Group Bonus Fund is represented by 6.1% of Group Labor Dollars. An illustration of the application of the Group Bonus Formula assuming various Group Profits ranging from 3% through 12% of Group Revenue is attached as Table I and Table II to the Plan. If, at the beginning of any Performance Year, the Bonus Compensation Rate, the Fringe Rate, or the Group Planned Profit Rate change, then the numerical coefficients set forth in the Group Bonus Formula may be adjusted so that the aggregate Group Bonus Funds do not exceed the amount permitted under the Company Bonus Fund.


                                    SECTION V

                             PRESIDENT'S BONUS FUND

5.01 Purpose of President's Bonus Fund. The President's Bonus Fund is primarily intended to provide awards to deserving Participants (i) in the Company's top level of management, (ii) engaged in Corporate Development activities, (iii) serving in the Office of the President, and (iv) serving in Corporate Administration. The President's Bonus Fund may also be utilized to provide bonus awards to especially deserving Participants who are not otherwise rewarded, to encourage stock redistribution, to


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          correct any inequities in the amount of the Group Bonus Funds of the various Groups, or for other special awards.

5.02 Amount of President's Bonus Fund. The President's Bonus Fund for any Performance Year is determined indirectly as a function of the aggregate amount of the Group Bonus Funds for the Performance Year. The President's Bonus Fund shall be an amount equal to 30% of the Company Bonus Fund with the aggregate of the Group Bonus Funds to be an amount equal to 70% of the Company Bonus Fund. Notwithstanding the foregoing, the President's Bonus Fund may be increased by any additional funds allocated from Profit as the Operating Committee shall determine.


                                   SECTION VI

                       DISTRIBUTION OF COMPANY BONUS FUND

6.01 Group Bonus Fund Recommendations. Within 45 days following the end of the Performance Year and/or from time to time during the Performance Year, each Group Manager shall submit to the Committee written recommendations for the payment of bonuses to members of that Group Manager's Group out of the Group's Group Bonus Fund. The total amount of such bonus recommendations shall be based upon application of the Group Bonus Formula to the Company's financial statements for the Performance Year.

6.02 President's Bonus Fund Recommendations. Within 45 days following the end of the Performance Year and/or from time to time during the Performance Year, the President shall submit to the Committee written recommendations for the payment of bonuses to Participants who are to receive bonuses paid out of the President's Bonus Fund.

6.03 Internal Group Administration. Each Group Manager shall be responsible for the implementation and operation of the Plan within that Group Manager's Group. The method of such implementation and operation within the Group is not prescribed by the Plan. The Group Manager may implement the distribution of payments under the Plan within the Group to meet the business goals of that Group; however, the total bonuses payable within the Group must be made within the limitations set forth in the Plan. If a Group Manager elects to apply the Group Bonus Formula or a similar formula to the administration of the Plan within the Group so as to allocate the Group's Group Bonus Fund between different divisions, operations or other identifiable entities within the Group, consideration must be given to the overhead rate differentials between those entities due to the allocation of management and administration overhead. Consideration must also be given to the need to reward individuals for technical performance for work unrelated to financial performance.


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6.04      Approvals. All individual bonuses to be awarded from the Group Bonus
          Fund must be recommended in writing by the Group Manager to the Committee and all individual bonuses to be awarded out of the President's Bonus Fund must be in writing from the President to the Committee. The Committee must approve all individual bonuses awarded out of the Group Bonus Fund and the President's Bonus Fund except that any bonus payable to the President must be approved by the Board of Directors and any bonus payable to the other Committee members must be approved by the President. Notwithstanding the foregoing, no member of the Committee shall be eligible to receive a bonus that is payable in Common Stock. No individual shall be advised of a bonus recommendation until such bonus shall have been approved by the Group Manager or the President, as appropriate, and the Committee.

6.05 Recommendation Format. Written bonus recommendations submitted by the Group Manager or the President to the Committee may be in memorandum form or on an appropriate recommendation form as prescribed by the Committee from time to time.


                                   SECTION VII

                                  SPOT BONUSES

7.01 Spot Bonus Awards. Spot Bonuses may be awarded under the Plan at any time. Spot Bonuses shall be awarded by the Group Manager or the President (i) to reward extraordinary effort or special achievement for which the timeliness of the award is particularly important, (ii) are payable in cash only and in amounts of $1,000 or less, (iii) are normally deliverable within one week, and (iv) require the prior written approval of only the Group Manager in regard to Spot Bonuses to be payable to a Participant in the Group Manager's Group or by the President in regard to Spot Bonuses to be payable to any other Participant. The award of a Spot Bonus by the Group Manager or the President will be subsequently reviewed by the Committee.

7.02 Accounting for Spot Bonuses. Spot Bonuses paid during the Performance Year will be charged to the Group's 1% minimum Group Bonus Fund or the President's Bonus Fund, as appropriate, for the Performance Year.


                                  SECTION VIII

                               PAYMENT OF BONUSES


8.01 Time of Payment. Payment of the annual bonus awards shall be made as soon as practicable after the decision by the Committee to make payment of any bonus. Bonus


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          awards made during the Performance Year shall be charged to the
          Company Bonus Fund or the President's Bonus Fund as appropriate for such Performance Year pursuant to the provisions of Section 3.01. Payment of Spot Bonuses shall be made within seven working days following the date of approval of such Spot Bonus by the Group Manager or the President.

8.02 Form of Payment. Bonuses awarded under the Plan, except for Spot Bonuses, shall be payable in cash or Common Stock or a combination of cash and Common Stock within the sole discretion of the Committee.

8.03 Stock Restriction Agreement. To the extent that any bonus awarded under the Plan is paid in Common Stock, as a condition to the receipt of such bonus, the Participant shall be required to execute and deliver a stock restriction agreement in such form and upon such terms and conditions, including, but not limited to, the granting of a right of first refusal to the Company regarding such Common Stock and a right on the part of the Company to repurchase such Common Stock from the Participant upon the Participant's termination of affiliation with the Company, as the Committee, in its sole discretion, shall deem appropriate.

8.04 Forfeiture of Shares. To the extent that any bonus awarded under the Plan is paid in shares of Common Stock, such shares may be issued subject to forfeiture, in whole or in part, in accordance with a vesting schedule which the Committee may, in its sole discretion, establish.

8.05 Valuing Common Stock. To the extent that bonuses awarded under the Plan are paid in Common Stock, the per share value of such Common Stock shall be based upon the Formula Price for the Common Stock in effect at the time the bonus is awarded. The bonus will be deemed to have been awarded on the date the Committee approves the granting of the bonus.

8.06 Individual Bonus Awards. Any bonus award to a Participant with respect to a Performance Year, other than a Spot Bonus, shall generally be made within the following guidelines.


      Category of
     Participant's             Minimum Amount            Maximum Amount
      Employment             of Bonus (if any)              of Bonus
--------------------       --------------------       --------------------
Operations Manager         5% of Annual Salary        25% of Annual Salary
Division Manager           5% of Annual Salary        20% of Annual Salary
Others                     1 Week's Salary            15% of Annual Salary


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          Recommendations for bonus awards outside these guidelines must be accompanied by a written justification from the Group Manager or the President unless such recommendation has been previously coordinated with the Committee.


                                   SECTION IX

                                 ADMINISTRATION

9.01 The Committee. The Plan shall be administered by the Committee which shall consist of not less than two directors appointed by the Board of Directors, each of whom shall satisfy the requirements of Rule 16b-3, as amended, under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee may appoint a separate committee with respect to Participants who are not subject to Section 16 of the Exchange Act.

9.02 Authority of the Committee. The Committee shall be authorized to interpret the terms and provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as it may, in its sole discretion, deem advisable. Without limiting the generality of the foregoing, and subject to the terms, provisions and conditions of the Plan, the Committee is authorized to:

          (a) Approve the Participants who shall receive bonus awards under the Plan.

          (b) Prescribe the form, which shall be consistent with the Plan, of the documents, if any, evidencing awards granted under the Plan, including the stock restriction agreement referred to in Section 8.03 of the Plan.

          (c) Approve the amount of bonuses to be awarded to any Participant under the Plan and the form of payment of such bonuses.


                                    SECTION X

                            AMENDMENT OR TERMINATION


10.01 Amendment or Termination. The Plan may, at any time or from time to time, be amended, or may, at any time, be terminated, by either the stockholders of the Company or by the Board of Directors subject only to the provisions of Section 10.02 below.

10.02 Restriction on Amendment or Termination. No amendment or termination of the Plan by either the stockholders of the Company or the Board of Directors shall, without the


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          Participant's consent, affect any bonus award theretofore made to such
          Participant under the Plan.


                                   SECTION XI

                                  MISCELLANEOUS

11.01 Certain Conditions and Limitations. The award of a bonus under the Plan may be effected only if the Committee determines that the award or the payment of such award complies with applicable securities and other laws. The Company may, but shall not be required to, register or qualify under applicable securities laws, at the Company's expense, any or all of the interests in the Plan and shares of Common Stock awarded or paid pursuant to the Plan.

11.02 Other Compensation or Incentive Arrangements. The Plan is not intended as, and shall not be deemed a substitute for, or preclude continuance or establishment of, incentive compensation, profit participation or bonus plans of subsidiaries, divisions, or other operating entities of the Company or any other plan, practice, or arrangement for the payment of compensation or fringe benefits, including, without limitation, commissions, prizes, production or similar bonuses, retirement, profit sharing, group insurance, stock purchase or stock bonus plans or any other bonus plans or arrangements, that may now or hereafter be in effect for employees generally or any group or class of employees or employee, and any such plan, practice or arrangement may be continued or authorized and payments thereunder made independently of the Plan.

11.03 Continuation of Employment. Nothing contained in the Plan, or in the award of any bonus pursuant to the Plan, shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to reduce such employee's compensation from the rate in existence at the time of the granting of a bonus under the Plan.

11.04 No Vested Interest in the Plan. No Participant nor any employee of the Company, nor any person claiming under or through any of them, nor any other person, shall have any right or interest, whether vested or otherwise, in the Plan or its continuance, or in or to the payment of any award under the Plan, whether such award be vested, contingent or otherwise, unless and until all the terms and conditions of the Plan or any rules and regulations of the Committee thereunder and of any instrument executed pursuant thereto affecting such award and its payment, shall be fully complied with as specifically provided in the Plan and the rules and regulations of the Committee thereunder. No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except as may be specifically authorized by the Committee.


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11.05     Issuance of Common Stock. Any shares of Common Stock as payment, in whole or in part, of any bonus awarded under the Plan may be purchased by the Company in the limited internal market established and maintained by the Company or may be issued from the treasury stock of the Company or from the authorized but unissued Common Stock of the Company.

11.06 Non-Transferability. Except as specifically provided in the Plan, no interest in or payment under the Plan shall be transferable by the Participant other than by will or by the laws of descent and distribution.

11.07 Tax Withholding. The Company shall have the right to deduct from any payment of bonuses awarded under the Plan or from any other compensation payable to the Participant receiving such bonus, any sums required by Federal, state or local tax law to be withheld with respect to such bonus payment. There is no obligation under the Plan that any Participant or other person be advised of the existence of any such tax or the amount which the Company will be so required to withhold.

11.08 Term of the Plan. Subject to approval by a majority of the holders of the outstanding common stock of the Company, the Plan is effective as of February 1, 1984.

11.09 Governing Law. The Plan, and any awards made under the Plan, shall be governed by, and be construed in accordance with, the laws of the State of Delaware.


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                                     TABLE I

                        GROUP BONUS FORMULA ILLUSTRATION
          ASSUMING GROUP REVENUE OF $10M & GROUP LABOR DOLLARS OF $4.2M


                                                               Group Profit as a % of Group Revenue
                                                                      (Dollars in Thousands)
                                    -------------------------------------------------------------------------------------------
                                       3%
                                     & less          4%            5%            6%            8%           10%           12%
                                    -------       -------       -------       -------       -------       -------       -------
Group Revenues ...............      $10,000       $10,000       $10,000       $10,000       $10,000       $10,000       $10,000
Costs at Provisional
    Rates ....................        9,200         9,200         9,200         9,200         9,200         9,200         9,200
                                    -------------------------------------------------------------------------------------------
Net Fees .....................      $   800       $   800       $   800       $   800       $   800       $   800       $   800
Unallowables .................           -5            -5            -5            -5            -5            -5            -5
Interest .....................         -100          -100          -100          -100          -100          -100          -100
Overhead Variance ............         -300          -225          -150           -75           +75          +225          +400
B&P Variance .................          -55           -40           -25           -10           +20           +50           +75
G&A Variance .................          -30           -20           -10            --           +20           +20           +20
Sickleave Variance ...........          -10           -10           -10           -10             0           +20           +20
Other ........................           --            --            --            --           -10           -10           -10
-------------------------------------------------------------------------------------------------------------------------------
Group Profit Before
    Taxes ....................      $   300       $   400       $   500       $   600       $   800       $ 1,000       $ 1,200
                                    ===========================================================================================
% of Revenues ................            3%            4%            5%            6%            8%           10%           12%
-------------------------------------------------------------------------------------------------------------------------------
(A) Bonus Base
    ($4.2M x .01) ............      $    42       $    42       $    42       $    42       $    42       $    42       $    42
-------------------------------------------------------------------------------------------------------------------------------
(B) Earnable
Add: 46(P/R - .03) Base ......      $    --       $    19       $    39       $    58       $    58       $    58       $    58
Add: 30% Profit 6% ...........           --            --            --            --            60           120           180
-------------------------------------------------------------------------------------------------------------------------------
(B) Total Earned .............      $    --       $    19       $    39       $    58       $   118       $   178       $   238
(A+B) Total Group Bonus Fund .           42            61            81           100           160           220           280
Total Group Bonus Funds
    to be Distributed ........           42            61            81           100           160           220           256
-------------------------------------------------------------------------------------------------------------------------------
Bonus Distributed as a %
    of Group Labor Dollars ...          1.0%          1.5%          1.9%          2.4%          3.8%          5.2%          6.1%


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                                    TABLE II


               GROUP BONUS FUND GENERATED PER GROUP BONUS FORMULA
   ($10 MILLION GROUP REVENUE WITH TOTAL GROUP LABOR DOLLARS OF $4.2 MILLION)








                                    [GRAPH]








           GROUP PROFIT BEFORE TAXES AS A PERCENTAGE OF GROUP REVENUE